Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, December 18, 2006 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $4,543,027.31 or $0.097471 per unit, based principally upon production during the month of October 2006. The distribution is payable January 16, 2007, to unit holders of record as of December 29, 2006.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,990,492 Mcf (3,296,815 MMBtu). Dividing revenues by production volume yielded an average gas price for October 2006 of $3.68 per Mcf ($3.34 per MMBtu) as compared to $5.95 per Mcf ($5.54 per MMBtu) for September 2006. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,647,616. Lease operating expense was $1,399,639 and taxes were $1,171,827.
     As part of ongoing negotiations between the Trust and Burlington Resources Oil & Gas Company LP concerning revenue and expense audit issues, this month’s distribution calculation includes $59,021 in interest, a deduction from lease operating expense of $583,725, and a $185,210 credit to capital costs as a result of the granting of certain audit exceptions for the period 2003-2005.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com